Exhibit 3.1.9

State of Delaware Secretary of State Division of Corporations Delivered 03:57 PM 12/23/2005 FILED 03:57 PM 12/23/2005 SRV 051059189 – 2579581 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PARTY CITY CORPORATION

The undersigned, on behalf of Party City Corporation (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

At a meeting of the Board of Directors (the “Board”) of the Corporation on September 26, 2005, pursuant to Sections 242, 245 and 251 of the DGCL, the Board approved (i) a merger (the “Merger”) of BWP Acquisition, Inc., a Delaware corporation (“Merger Sub”) with and into the Corporation, with the Corporation being the surviving corporation in the Merger, pursuant to an Agreement and Plan of Merger, as amended (the “Merger Agreement”), by and among Amscan Holdings, Inc., a Delaware corporation, Merger Sub and the Corporation and (ii) all transactions contemplated thereby, including this amendment and restatement of the Certificate of Incorporation of the Corporation. In accordance with Sections 242, 245 and 251 of the DGCL, the stockholders holding a majority of the outstanding shares of Common Stock of the Corporation duly approved and adopted the Merger Agreement, the Merger and all transactions contemplated thereby, including this amendment and restatement of the Certificate of Incorporation at a meeting held on December 7, 2005.

This Amended and Restated Certificate of Incorporation hereby amends and restates in its entirety the original Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on January 5, 1996 and subsequently amended on November 20, 2003 as follows:

ARTICLE I

NAME

The name of the Corporation is Party City Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL

1. Designation.

1.1 Classes of Stock. The Corporation shall have authority to issue three thousand (3,000) shares of common stock, par value $.01 per share (the “Common Stock”). Except as otherwise provided in this Article IV, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

1.2 Rights. Preferences and Restrictions of Stock. The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock are set forth below in this Article IV.

2. Dividends.

2.1 Dividends. Each holder of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

3. Voting Power.

3.1 Common Stock. Except as otherwise required by law, each holder of Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Common Stock held in such holder’s name on the books of the Corporation.

3.2 Record Date. The number of shares of Common Stock entitled to vote on any matter shall be determined in each case as of the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

4. Common Stock. Except as otherwise set forth herein, each share of Common Stock issued and outstanding shall be identical in all respects one with the other, The holders of Common Stock shall have exclusively all other rights of stockholders, including, but not by way of limitation, (a) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation as herein provided.

ARTICLE V

DURATION

The Corporation shall have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

The Board of Directors is expressly authorized to exercise all powers granted to the Board of Directors by law, except insofar as such powers are limited or denied herein or in the By-laws. The election of directors need not be by written ballot unless the by-laws shall so require. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

ARTICLE VII

ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS

A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said action, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE IX

SEVERABILITY

If any provision contained in this Certificate of Incorporation shall for any reason be held invalid, illegal or unenforceable in any respect, (a) such invalidity, illegality or unenforceability shall not invalidate this entire Certificate of Incorporation or any other provision hereof and (b) such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable; provided, however, that if no such modification shall render such provision valid and enforceable, then this Certificate of Incorporation shall be construed as if not containing such provision.

ARTICLE X

RENUNCIATION OF CORPORATE OPPORTUNITIES

To the fullest extent permitted from time to time under the General Corporation Law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders other than those officers, directors or stockholders who are employees of the Corporation, No amendment or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any acts or omissions of such officer, director or stockholder occurring prior to such amendment or repeal.

ARTICLE XI

MISCELLANEOUS

The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The election of directors of the Corporation need not be by written ballot. Any director of the Corporation or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors of the Corporation, except as otherwise provided in any agreement to which the Corporation is a party or by law. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws. Cumulative voting by the holders of any class and of any series of any class of the capital stock of the Corporation at any election of directors of the Corporation is hereby prohibited. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to such reservation. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware. References in this Certificate of Incorporation to specific Sections of the General Corporation Law of the State of Delaware shall include any successor provisions to such Sections that shall be in effect from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Financial Officer this 23rd day of December, 2005.

By:
Name:	Gregg A. Melnick
Title:	Chief Financial Officer